EXHIBIT 99.1

       Matria Healthcare Announces Revenue Growth of 13% for the
       First Quarter 2004; Company Reports EPS of $0.09 for the
                         First Quarter of 2004

    MARIETTA, Ga.--(BUSINESS WIRE)--April 22, 2004--Matria Healthcare, Inc. (NASDAQ/NM: MATR) today announced financial results for the first quarter ended March 31, 2004.
    Revenues for the first quarter of 2004 increased 13% to a record level of $88.4 million compared with $78.2 million in the first quarter of 2003. Net earnings for the quarter ended March 31, 2004, were $930,000, or $0.09 per diluted common share, compared with $1.1 million, or $0.11 per diluted common share, for the first quarter of 2003. Earnings before interest, taxes, depreciation and amortization (EBITDA) for the first quarter of 2004 were $6.8 million compared with $7.6 million in the first quarter of 2003.
    First quarter of 2004 revenues for the Company's Health Enhancement segment increased by 21% to $65.9 million compared with $54.5 million in the first quarter of 2003. The Health Enhancement segment is comprised of the Company's disease management and related pharmacy, laboratory and supplies businesses, its foreign diabetes service operation and Facet Technologies, the Company's diabetes product design, development and assembly operation. First quarter of 2004 revenues for the Women's and Children's Health segment were $22.5 million compared with revenues of $23.7 million in the first quarter of 2003. The Women's and Children's Health segment is comprised of the Company's obstetrical home care clinical services and maternity disease management services.
    First quarter of 2004 revenues in the disease management and related businesses component of the Company's Health Enhancement segment increased by 35% to $31.1 million compared with $23.0 million in the first quarter of 2003. In the other business components of the Health Enhancement segment, Facet Technologies recorded first quarter 2004 revenues of $19.7 million compared with $19.6 million in the prior year's first quarter, and first quarter 2004 revenues for the Company's foreign diabetes business increased 25% to $15.1 million compared with $12.1 million in the prior year's first quarter.
    Parker H. Petit, Chairman and Chief Executive Officer, stated, "As previously discussed, we are disappointed that our quarter was affected by our Women's and Children's Health segment not performing to expectations. However, corrective actions including staff reductions, center consolidations and cutbacks in discretionary expenses have been taken, and we expect this segment's performance to improve. Our disease management and related businesses continue to grow, and their operating performance is expected to continue to improve. As a result, in the quarters ahead, this area of our company will have an increasingly greater effect on our revenues and profits. During the quarter, a substantial number of new disease management accounts were implemented, and we also announced new business awards for our disease management programs. To accommodate the growth of our disease management business, we initiated the third expansion of our Atlanta Call Center. In addition, we expanded our Sunrise, Florida facility. As far as future disease management accounts are concerned, we still see a strong interest from employers who desire disease management related programs."
    Commenting on the Company's recently announced tender offer for its 11% Senior Notes, Petit stated, "If we successfully tender our bonds and replace them with lower interest rate securities, we believe we will improve our future profitability and flexibility. We see consolidation opportunities developing in the disease management segment of healthcare, and we are preparing to supplement our internal growth with future acquisitions."
    The Company reported that the current covered lives included in the Company's disease management programs are 14.2 million at March 31, 2004. At the end of 2003, the Company reported 14.2 million covered lives, and at the end of 2002, the Company had 7.2 million covered lives in its disease management programs.
    The Company expects second quarter revenues to be between $91 million and $93 million and earnings per diluted share to be in the range of $0.16 to $0.21. For the year ending December 31, 2004, the Company reaffirmed its previous guidance for revenues to be in the range of $375 million to $386 million and earnings per diluted share to be in the range of $1.00 to $1.15. This guidance excludes any impact of the previously announced refinancing of the Company's Senior Notes. If the refinancing is completed, the Company intends to provide updated guidance based on the anticipated impact of the transactions.
    A listen-only simulcast and replay of Matria Healthcare's first quarter conference call will be available on-line at the Company's website at www.matria.com or at www.fulldisclosure.com on April 23, 2004, beginning at 10:30 a.m. Eastern time.
    Matria Healthcare is a leading provider of comprehensive disease management programs to health plans and employers. Matria manages the following major chronic diseases and episodic conditions - diabetes, cardiovascular diseases, respiratory diseases, high-risk obstetrics, cancer, chronic pain and depression. Headquartered in Marietta, Georgia, Matria has more than 40 offices in the United States and internationally. More information about Matria can be found on line at www.matria.com.

    This press release contains forward-looking statements. Such statements include, but are not limited to, the Company's financial expectations for the second quarter and full year of 2004, the Company's ability to effectively address the factors that negatively impacted the Women's and Children's Health segment's revenues and profits, the continued growth of the Company's disease management business, the ability of the Company to reach final agreement with respect to awards of prospective disease management accounts, timely implement the disease management accounts, achieve revenue expectations from these agreements and successfully manage the new accounts, the ability to complete the refinancing of the Company's Senior Notes on terms resulting in improved profitability and flexibility and the ability to grow through future acquisitions. These statements are based on current information and beliefs and are not guarantees of future performance. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include the Company's inability to achieve its financial expectations for the second quarter and full year 2004, the possibility that continued demand for the Company's disease management-related programs will diminish or not continue to grow, the impact of market conditions and demand for the Company's securities on the proposed refinancing of the Company's outstanding Senior Notes, failure to achieve the revenue expectations for the Company's newly awarded business, delays or problems in implementation or management of new disease management contracts, failure to expand relationships with pharmaceutical companies or to generate revenues from any such alliances, failure of the expansion strategy in the Women's and Children's Health business to generate growth for that business, developments in the healthcare industry, third-party actions over which Matria does not have control, regulatory requirements applicable to Matria's business, inability to grow profitably through acquisitions and the risk factors detailed from time to time in Matria's periodic reports and registration statements filed with the Securities and Exchange Commission, including Matria's Annual Report on Form 10-K for the year ended December 31, 2003. Completion of the Company's tender offer is subject to certain conditions, including, among others, the availability of financing to fund the repurchases of the Company's Senior Notes. There can be no assurances that these conditions will be satisfied or that the tender offer will be completed. The Company does not have any commitments with respect to new financing and there can be no assurance that new financing will be available or, if available, the favorability of the terms in which it will be available. By making these forward-looking statements, Matria does not undertake to update them in any manner except as may be required by Matria's disclosure obligations in filings it makes with the Securities and Exchange Commission under the federal securities laws.


                        MATRIA HEALTHCARE, INC.
       UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
           (Amounts in thousands, except per share amounts)

                                                 Three Months Ended
                                                      March 31,
                                                   2004       2003
                                                 --------   --------

Revenues                                          $88,367    $78,187

Cost of revenues                                   51,890     46,930
Selling and administrative expenses                29,642     23,791
Provision for doubtful accounts                     1,914      1,956
Amortization of intangible assets                      50        140
                                                 --------   --------
  Operating earnings                                4,871      5,370
Interest expense, net                              (3,268)    (3,593)
Other income, net                                    --          143
                                                 --------   --------
  Earnings before income taxes                      1,603      1,920
Income tax expense                                   (673)      (800)
                                                 --------   --------

  Net earnings                                       $930     $1,120
                                                 ========   ========

Net earnings per common share:
 Basic                                              $0.09      $0.11
                                                 ========   ========
 Diluted                                            $0.09      $0.11
                                                 ========   ========

Weighted average shares outstanding:
 Basic                                             10,223     10,079
 Diluted                                           10,852     10,094



Reconciliation of Net Earnings to EBITDA

Net earnings                                         $930     $1,120
Income tax expense                                    673        800
Interest expense, net                               3,268      3,593
Depreciation and amortization                       1,943      2,060
                                                 --------   --------
EBITDA                                             $6,814     $7,573
                                                 ========   ========


                        MATRIA HEALTHCARE, INC.
            UNAUDITED CONSOLIDATED CONDENSED BALANCE SHEETS
                        (Amounts in thousands)

                                                 March 31,  Dec. 31,
                                                   2004       2003
                                                 --------   --------

                                ASSETS

Current assets:
 Cash, cash equivalents
  and short-term investments                       $7,256     $9,008
 Trade accounts receivable, net                    65,175     62,822
 Inventories                                       25,976     27,312
 Prepaid expenses and other current assets         14,789     17,294
                                                 --------   --------
  Total current assets                            113,196    116,436

Property and equipment, net                        31,934     30,790
Intangible assets, net                            151,538    151,555
Deferred income taxes                              27,179     26,524
Other assets                                        9,199      8,177
                                                 --------   --------
                                                 $333,046   $333,482
                                                 ========   ========

                 LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
 Current installments of long-term debt
  and obligations under capital leases               $372       $832
 Accounts payable, principally trade               37,699     41,017
 Other accrued liabilities                         42,874     41,206
                                                 --------   --------
  Total current liabilities                        80,945     83,055

Long-term debt and obligations under capital
 leases, excluding current installments           119,471    121,070
Other long-term liabilities                         5,905      5,810
                                                 --------   --------
  Total liabilities                               206,321    209,935

Shareholders' equity                              126,725    123,547
                                                 --------   --------
                                                 $333,046   $333,482
                                                 ========   ========


    CONTACT: Matria Healthcare, Inc.
             Steve Mengert, 770-767-4500